Exhibit 99.1

MIP Tower Holdings LLC and

Subsidiaries

Consolidated Financial Statements

June 30, 2013 (Unaudited) and December 31, 2012

MIP Tower Holdings LLC and Subsidiaries

Index

June 30, 2013 (Unaudited) and December 31, 2012

Page(s)
Report of Independent Certified Public Accountants	1

Consolidated Financial Statements

Balance Sheets	2

Statements of Operations	3

Statements of Comprehensive Loss	4

Statement of Equity	5

Statements of Cash Flows	6

Notes to Financial Statements	7–29

Report of Independent Certified Public Accountants

To the Board of Directors and Unit Holders of

MIP Tower Holdings LLC

We have audited the accompanying consolidated financial statements of MIP Tower Holdings LLC and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of operations, comprehensive loss, equity and cash flows for the year then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MIP Tower Holdings LLC and its subsidiaries at December 31, 2012 and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Miami, Florida

October 1, 2013

MIP Tower Holdings LLC and Subsidiaries

Consolidated Balance Sheets

June 30, 2013 (Unaudited) and December 31, 2012

(dollars in thousands)	June 30, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$77,433	$12,748
Accounts receivable, net of allowance for doubtful accounts	5,910	6,459
Prepaid expenses and other current assets	26,080	27,172

Total current assets	109,423	46,379

Property and equipment, net	932,994	934,066
Goodwill	324,358	324,358
Intangible assets, net	975,242	1,019,258
Deferred financing costs, net	25,827	23,117
Restricted cash	34,604	24,860
Deferred rent receivable and other assets	40,198	36,421

Total noncurrent assets	2,333,223	2,362,080

Total assets	$2,442,646	$2,408,459

Liabilities and Equity
Current liabilities
Accounts payable and accrued expenses	$58,062	$67,477
Tenant prepayments and deferred revenue	39,395	37,783
Accrued interest payable	3,619	3,592
Current portion of mortgage-backed notes	2,820	2,115

Total current liabilities	103,896	110,967

Long-term liabilities
Mortgage-backed notes, net of discount	1,486,975	1,243,294
Long term debt	141,100	241,100
Deferred tax liabilities	3,093	3,259
Interest rate swap liability	587	1,538
Deferred rent liability	34,159	30,661
Asset retirement obligations	44,413	42,353

Total long-term liabilities	1,710,327	1,562,205

Total liabilities	1,814,223	1,673,172

Equity
Preferred unit holders’ equity, 125 units authorized issued and outstanding, par value $1	125	125
Common unit holders’ equity, 191,079 and 100,000 units issued and outstanding, respectively	939,556	605,170
Accumulated deficit	(318,634)	(277,097)
Accumulated other comprehensive loss	(474)	(761)

Total MIP Tower Holdings LLC equity	620,573	327,437
Noncontrolling interests	7,850	407,850

Total equity	628,423	735,287

Total liabilities and equity	$2,442,646	$2,408,459

The accompanying notes are an integral part of these consolidated financial statements.

MIP Tower Holdings LLC and Subsidiaries

Consolidated Statements of Operations

Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and Year

Ended December 31, 2012

(dollars in thousands)	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012
	(Unaudited)
Revenues
Site leasing revenue	$157,345	$133,812	$280,581
Management service revenue	2,642	2,486	5,081

Total revenues	159,987	136,298	285,662

Operating expenses
Cost of site leasing (exclusive of depreciation and amortization)	35,501	32,143	66,680
Depreciation, amortization and accretion	89,422	83,705	171,523
Impairment losses	1,950	117	3,202
Selling, general and administrative expenses (including stock-based compensation of $14,314 (unaudited) during the six months ended June 30, 2013)	37,102	22,113	45,104

Total operating expenses	163,975	138,078	286,509

Operating loss	(3,988)	(1,780)	(847)

Other income (expense)
Loss on early extinguishment of debt	—	(9,317)	(9,317)
Interest income and other income (expense), net	(660)	(12)	(66)
Interest expense	(40,471)	(37,698)	(76,540)

Total other expense	(41,131)	(47,027)	(85,923)

Net loss	(45,119)	(48,807)	(86,770)
Net loss attributable to noncontrolling interests	3,589	23,189	41,226

Net loss attributable to MIP Tower Holdings LLC	$(41,530)	$(25,618)	$(45,544)

The accompanying notes are an integral part of these consolidated financial statements.

MIP Tower Holdings LLC and Subsidiaries

Consolidated Statements of Comprehensive Loss

Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and Year

Ended December 31, 2012

(dollars in thousands)	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012
	(Unaudited)
Net loss	$(45,119)	$(48,807)	$(86,770)
Other comprehensive income (loss) associated with derivative instruments:
Change in fair value of derivative financial instruments	951	(1,199)	(1,538)

Unrealized gain (loss) on derivative financial instruments	951	(1,199)	(1,538)
Foreign currency translation adjustments	33	—	87

Other comprehensive income (loss)	984	(1,199)	(1,451)

Comprehensive loss	(44,135)	(50,006)	(88,221)
Net loss attributable to noncontrolling interests	3,589	23,189	41,226
Other comprehensive income (loss) attributable to noncontrolling interests	(143)	570	690

Comprehensive loss attributable to MIP Tower Holdings LLC	$(40,689)	$(26,247)	$(46,305)

The accompanying notes are an integral part of these consolidated financial statements.

MIP Tower Holdings LLC and Subsidiaries

Consolidated Statement of Equity

Six Months Ended June 30, 2013 (Unaudited) and Year Ended December 31, 2012

	MIP Tower Holdings LLC
(dollars in thousands)	MIP Tower Holdings LLC Preferred Equity	MIP Tower Holdings LLC Common Equity	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Noncontrolling Interests	Total
Balances at December 31, 2011	$125	$605,170	$—	$(231,537)	$450,028	$823,786
Capital distributions—noncontrolling interest	—	—	—	—	(262)	(262)
Capital distributions—preferred units	—	—	—	(16)	—	(16)
Foreign currency translation	—	—	46	—	41	87
Change in fair value of derivative financial instruments	—	—	(807)	—	(731)	(1,538)
Net loss	—	—	—	(45,544)	(41,226)	(86,770)

Balances at December 31, 2012	125	605,170	(761)	(277,097)	407,850	735,287
Capital contributions, net of offering costs	—	29,087	—	—	—	29,087
Capital distributions	—	(97,373)	—	—	(2,841)	(100,214)
Capital distributions—preferred units	—	—	—	(7)	—	(7)
Repurchase of noncontrolling interest	—	(3,071)	—	—	(2,938)	(6,009)
Merger with TPP	—	405,743	(555)	—	(405,089)	99
Foreign currency translation	—	—	39	—	(6)	33
Change in fair value of derivative financial instruments	—	—	803	—	149	952
Stock-based compensation	—	—	—	—	14,314	14,314
Net loss	—	—	—	(41,530)	(3,589)	(45,119)

Balances at June 30, 2013 (unaudited)	$125	$939,556	$(474)	$(318,634)	$7,850	$628,423

The accompanying notes are an integral part of these consolidated financial statements.

MIP Tower Holdings LLC and Subsidiaries

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and Year

Ended December 31, 2012

(dollars in thousands)	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012
	(Unaudited)
Cash flows from operating activities
Net loss including amounts attributable to noncontrolling interest	$(45,119)	$(48,807)	$(86,770)
Depreciation, amortization and accretion	89,422	83,705	171,523
Stock based compensation expense	14,314	—	—
Amortization of deferred financing costs	3,419	3,385	6,555
Amortization of debt discount	91	65	170
Impairment loss and other loss on disposal of property and equipment, net	1,950	117	3,202
Provision for doubtful accounts	309	290	881
Deferred tax benefit	(166)	(253)	(523)
Loss on early extinguishment of debt	—	9,317	9,317
Changes in assets and liabilities, net of acquisitions
Accounts receivable	240	3,536	1,673
Prepaid expenses and other current assets	(1,214)	(345)	(6,086)
Accounts payable and accrued expenses	(1,359)	1,315	7,672
Tenant prepayments and deferred revenue	1,228	(750)	5,075
Accrued interest payable	27	560	724
Deferred rent receivable and other assets	(5,827)	(3,884)	(8,734)
Deferred rent liability	3,499	3,569	7,276

Net cash provided by operating activities	60,814	51,820	111,955

Cash flows from investing activities
Acquisitions and payments of related earn-outs, net of cash acquired	(16,687)	(97,036)	(202,174)
Purchase of, or additions to, property and equipment and tower construction activities	(33,225)	(35,337)	(80,871)
Funding of restricted cash, net	(9,744)	(4,944)	(4,659)
Other assets	2,050	(1,453)	(1,458)

Net cash used in investing activities	(57,606)	(138,770)	(289,162)

Cash flows from financing activities
Proceeds from equity contributions	33,608	—	—
Repurchase of noncontrolling interests	(6,009)	—	—
Capital distributions	(97,373)	—	—
Capital distributions—noncontrolling interest	(2,841)	(262)	(262)
Capital distributions—preferred units	(7)	(7)	(16)
Borrowings on mortgage-backed notes	245,000	280,239	280,239
Borrowings on long term debt	—	91,700	180,900
Repayments of long term debt	(100,000)	(297,991)	(297,991)
Repayments of mortgage-backed notes	(705)	—	—
Payment of deferred financing costs	(6,129)	(8,453)	(9,198)
Payment of offering costs	(4,100)	—	(421)

Net cash provided by financing activities	61,444	65,226	153,251

Net increase (decrease) in cash and cash equivalents	64,652	(21,724)	(23,956)
Effect of exchange rate changes on cash	33	—	87
Cash and cash equivalents
Beginning of period	12,748	36,617	36,617

End of period	$77,433	$14,893	$12,748

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$37,219	$33,840	$69,453
Cash paid during the period for income taxes	131	410	629
Noncash items
Additions to tower assets and asset retirement obligation	949	1,668	4,229

The accompanying notes are an integral part of these consolidated financial statements.

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

A.	Organization

MIP Tower Holdings LLC (“MIPT” and, together with its subsidiaries, the “Company”) is a limited liability company formed under the laws of Delaware on June 29, 2007. The Company has elected to be treated as a Real Estate Investment Trust (“REIT”) for federal tax purposes for the taxable years beginning in 2007. The Company and an affiliate, Trans Pacific Pylon, LLC (“TPP”), also a REIT, were formed in 2007 to jointly own Macquarie GTP Investments, LLC (“MGTPI”). MGTPI holds a majority interest in GTP Investments LLC (“GTP”), a Delaware limited liability company. Senior management of GTP also owns a small percentage of the outstanding membership units of GTP. In January 2013, TPP merged into MIPT (the “Merger”). As described below, for the periods prior to the Merger between TPP and MIPT, MGTPI was a Variable Interest Entity (“VIE”) and MIPT was deemed to be its primary beneficiary. MIPT’s and TPP’s sole investment is MGTPI and, therefore, substantially all of the consolidated assets and liabilities of MIPT relate to its investment in MGTPI.

The Company owns, develops, and manages towers and commercial real estate rooftops for the purpose of leasing antennae space on these sites to wireless communications carriers. The Company also owns rooftop easements, ground easements, and land under third party wireless communications towers and wireless communications towers on which wireless carriers’ telecommunications equipment is collocated. The portfolio is collectively known herein as “sites.” The largest geographic concentrations of the Company’s sites are in Texas, California, New York and Michigan.

B.	Summary of Significant Accounting Policies

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements is as follows:

Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. For consolidated subsidiaries that are less than wholly owned, the third-party holdings of equity interests are referred to as non-controlling interests. The portion of net loss attributable to non-controlling interests for such subsidiaries is presented as net loss attributable to non-controlling interests on the consolidated statements of operations, and the portion of equity of such subsidiaries related to non-controlling interests is presented as non-controlling interests on the consolidated balance sheets and the consolidated statement of equity. All significant inter-company accounts and transactions have been eliminated in consolidation.

Unaudited Interim Financial Statements

The consolidated financial statements as of and for the six months ended June 30, 2013 and 2012 included herein are unaudited; however, they include all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to fairly state the consolidated financial position of the Company at June 30, 2013, and the consolidated results of operations and the consolidated cash flows for the six months ended June 30, 2013 and 2012. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

Variable Interest Entities

Variable interest entities (“VIEs”) are entities that (1) lack sufficient equity to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) have equity investors that do not have the ability to make significant decisions relating to the entity’s operations through voting rights, or do not have the obligation to absorb the expected losses, or do not have the right to receive the residual returns of the entity.

The primary beneficiary of a VIE is required to consolidate the assets and liabilities of the VIE. The primary beneficiary is the party that has both (1) the power to direct the activities of an entity that most significantly impact the VIE’s economic performance, and (2) through its interests in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company performs an assessment to determine the primary beneficiary of the VIEs in which it holds an interest. The Company consolidates VIEs when it is deemed to be the primary beneficiary. MGTPI is a VIE as further described in Note E.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses for the periods presented in the statement of operations. Actual results could differ from those estimates and such differences could be material.

Cash and Cash Equivalents

The Company classifies all cash and investments with maturities when acquired of less than 90 days as cash and cash equivalents.

Restricted Cash

The Company classifies all cash and certificates of deposit pledged as collateral to secure certain obligations and all cash whose use is limited as restricted cash. This includes collateral for surety bonds issued for the benefit of the Company in the ordinary course of business.

In addition, cash which is held in certain sub account reserves pursuant to the terms of the mortgage-backed notes is also classified as restricted cash. See Note J for further details.

Property and Equipment

Property and equipment are recorded at cost, less any reductions for impairment losses. Cost for self-constructed towers includes direct materials and labor costs associated with construction, third party professional service provider fees and capitalized interest. Expenditures for repairs and maintenance are expensed as incurred. Betterments and improvements that extend an asset’s useful life or enhance capacity are capitalized.

Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Towers on owned land are depreciated over 15 years. Towers on leased land are depreciated over the lesser of the final expiration term of the ground lease (including all renewal option periods) or 15 years. The Company performs ongoing evaluations of the estimated useful

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

lives of its property and equipment for depreciation purposes based on the period over which services are expected to be rendered by the asset. Capitalizable costs which are incurred subsequent to when an asset is originally placed in service are depreciated over the remaining estimated useful life of the respective asset. Changes in an asset’s estimated useful life are accounted for prospectively, with the book value of the asset at the time of the change being depreciated over the revised remaining useful life.

The Company accounts for easements as a right to use between the Company and the fee simple owners of the related land or rooftop. Generally, the easement agreements are either for a stated term or are perpetual; however, if the easement is not used for the specified purpose of operating cellular communications infrastructure for a continuous period of five years, the easement is terminated and all rights revert back to the fee simple owner. Accordingly, the easements are considered to be agreements for the right to use the related land or rooftop and therefore, are accounted for as a lease. As part of acquiring easements, the Company is also the assignee of the in-place lease(s) between the tenant lessees and the fee simple owner and becomes the primary obligor as the lessor to the lessees. Lessees have the right to use the easements for specific terms, including renewal periods that are at the option of the lessees. As such, the Company amortizes the easement assets on a straight-line basis over the lesser of 20 years, the stated term in the easement agreement or the remaining term of the in-place lease(s) as of the date of acquisition plus all renewal periods at the option of the lessees.

Asset classes and related estimated useful lives are as follows:

Land	Not depreciated
Towers and related components	4–15 years
Furniture, fixtures and office equipment	3–5 years
Office leasehold improvements	5–15 years
Easements	Lesser of 20 years, the stated term in the easement agreement or the remaining term of the in-place lease(s) as of the date of acquisition plus all renewal periods at the option of the lessees

Goodwill and Intangible Assets

Goodwill is not amortized but is recorded at the Company’s reporting units and is reviewed for impairment at least annually or whenever circumstances indicate the carrying value of an asset may not be recoverable.

Trade name represents a word or symbol that designates the source of origin of a product and is intended to identify the goods or services of the Company to differentiate them from those of competitors. As management expects the trade name to continue indefinitely, it is classified as an indefinite-lived intangible and is not amortized. Similarly to goodwill, indefinite-lived intangibles are reviewed for impairment at least annually or whenever circumstances indicate the carrying value of the intangible may not be recoverable.

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

Intangible assets with other than indefinite lives are comprised primarily of the network intangible, in-place operating leases, management agreements, noncompete agreements, lease origination value, and leasehold interest. Network intangible represents the expectation of future revenue growth on the towers based on capacity and demand as of the date of each respective acquisition. In-place operating leases represent the value of tenant lease rentals in place as of the date of each respective tower acquisition. Amounts recognized as management agreements represent the value of the Company’s interest as the manager of various rooftops and other leased communications sites. Amounts recognized as noncompete agreements represent contracts between the Company and certain employees whereby the employee has agreed not to compete with the employer after employment termination. Lease origination value represents incremental internal costs capitalized when tenants are subsequently added to a tower. Amounts recognized as leasehold interest represent the Company’s exclusive right to possess and use assets or property for a stated definite period as created by a written lease.

The intangible assets are amortized over the following periods:

• Goodwill	Not amortized

• Trade name	Not amortized

• Network intangible	Lesser of 15 years or the remaining term of ground lease

• In-place operating leases	Lesser of remaining term of the tenant leases including all renewal options or the estimated useful life of the tower asset

• Management agreements	7 years

• Noncompete agreements	Term of the related agreement, ranging from six months to two years

• Lease origination value	Term of the associated tenant lease or lease amendment

• Leasehold interest	Lesser of lease term or remaining life of the asset

Impairment of Long-Lived Assets

Long-lived assets, other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. All of these are evaluated with unobservable inputs, referred to as Level 3 in the hierarchy of fair value measurement. For assets held for use, if an asset is determined to be impaired when comparing undiscounted future cash flows, including estimated terminal value, to net book value, the loss is measured by the excess of the carrying amount of the asset over its fair value as determined by an estimate of discounted future cash flows. The primary estimates inherent in the impairment evaluation include fair market value, general market conditions, and projections of future operating results.

During the due diligence process of acquiring towers and other sites, and routinely thereafter, the Company evaluates its current tower portfolio and projected cash flow performance considering many factors including pending tenant leases or the prospect of new tenant leases or amendments, recent tenant lease terminations and other information known about tenants at the site, any unusual expenses recently incurred, the feasibility of expense reductions, the age of the tower, site location, and the length of time that the Company has owned and marketed the site. If deemed impaired, the net book value is written down to the estimated fair value based on market information.

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

Impairment losses were $1,950 (unaudited) and $117 (unaudited) for the six months ended June 30, 2013 and 2012, and $3,202 for the year ended December 31, 2012 related to under-performing sites. All of these were evaluated with unobservable inputs, referred to as Level 3 in the hierarchy of fair value measurement.

Fair Value of Financial Instruments

The Company determines the fair market value of its financial instruments based on the fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The following are three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Revenue Recognition and Accounts Receivable

Revenues from noncancelable tenant lease agreements are recognized on a straight line basis over the current term of the related tenant lease agreements, excluding renewal periods unless renewal is reasonably assured. Revenue from site leasing and site management services is recorded when earned. Billings to tenants generally cover a monthly period, but certain of the tenant leases provide for billings on a less frequent basis such as annually, semi-annually or quarterly. Certain of the tenant leases also provide for additional billings related to installation, utilities or property taxes. Installation fees are deferred and recognized over the term of the tenant lease.

Leasing revenue billed to tenants for future periods under multi-month arrangements or payments received in advance of the payment due dates are recorded as tenant prepayments and deferred revenue in the consolidated balance sheet and are amortized over the respective rental period to which the prepayment or multi-month payment relates. The majority of this balance relates to payments received in advance of the payment due dates. Utilities and property tax revenue are recognized when earned.

The effect of straight-lining lease revenue increased the Company’s revenue in the six months ended June 30, 2013 and 2012 by $5,762 (unaudited) and $3,884 (unaudited), respectively, and for the year ended December 31, 2012 by $8,733. The related deferred tenant rent receivable for the effect of the straight-lining calculations of $35,961 (unaudited) as of June 30, 2013 and $30,199 at December 31, 2012 is included in deferred rent receivable and other assets in the accompanying consolidated balance sheets. Revenues from cancellable tenant lease agreements and revenues from site management services are recognized when earned, without regard to any future increases in the associated lease agreements.

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

The Company performs periodic credit evaluations of its tenants. The Company routinely monitors collections and payments from its customers and maintains an allowance for doubtful accounts based primarily upon historical experience and past due balances as determined based upon contractual terms. Amounts determined to be uncollectible are written off against the allowance for doubtful accounts in the period in which uncollectibility is determined to be probable. The allowance for doubtful accounts totaled $1,452 (unaudited) as of June 30, 2013 and $1,403 as of December 31, 2012.

Cost of Operations

Cost of site leasing includes ground rent, utilities, monitoring, property taxes, site maintenance (exclusive of employee related costs) and other tower expenses.

Ground Rent Expense

The Company recognizes ground rent expense on a straight-line basis for the leases with periodic fixed escalations based on the fixed noncancelable term of the underlying ground lease plus all periods, if any, for which failure to renew the lease imposes an economic penalty to the Company such that renewal appears, at the inception or assumption of the lease, to be reasonably assured. The effect of straight-lining ground rent expense increased the Company’s expense by $3,499 (unaudited) and $3,602 (unaudited) for the six months ended June 30, 2013 and 2012 and $7,275 for the year ended December 31, 2012. The Company’s deferred rent liability arising from the straight-line ground expense calculations of $34,159 (unaudited) as of June 30, 2013 and $30,661 as of December 31, 2012 is included in long-term liabilities in the accompanying consolidated balance sheets.

The Company’s prepaid ground rent of $19,208 (unaudited) as of June 30, 2013 and $19,175 as of December 31, 2012, respectively, is included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

Asset Retirement Obligations

Under the terms of certain of the Company’s ground leases or due to certain Federal Aviation Authority or local zoning-type ordinances, the Company is obligated to remove its tower asset at the end of these ground leases and therefore the Company recognizes asset retirement obligations for these tower removals. If the lease has such requirements, the fair value of the liability for asset retirement obligations is recognized at the time the Company completes construction of a tower on the leased land or assumes a ground lease in an acquisition. Such asset retirement costs are also capitalized as part of tower assets and depreciated over the asset’s estimated useful life and simultaneously recognized as a long-term liability, which is accreted to its future value over the period until the estimated removal date, considering the final expiration date of the ground lease with all probable extensions and the estimated remaining economic (depreciable) life of the tower asset.

Fair value estimates of liabilities for asset retirement obligations involve discounted future cash flows. Periodic accretion of these liabilities due to the passage of time is recorded as an operating expense. The significant assumptions used in estimating the Company’s aggregate asset retirement obligation are: estimates of cost to remove, timing of tower removals, timing and number of land lease renewals, expected inflation rates, and credit-adjusted risk-free rates that approximate the Company’s incremental borrowing rate.

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

The accretion expense on asset retirement obligations was $1,078 (unaudited) and $935 (unaudited) for the six months ended June 30, 2013 and 2012, respectively, and $1,967 for the year ended December 31, 2012. These amounts are included in depreciation, amortization and accretion within the accompanying consolidated statements of operations.

Derivative Financial Instruments

The Company’s subsidiaries enter into interest rate swap agreements to manage future interest rate exposure of their floating rate debt obligations. Under these agreements, the Company is exposed to credit risk to the extent that the counterparty fails to meet the terms of a contract. Such exposure is limited to the current value of the contract at the time the counterparty fails to perform. The Company believes its contracts are placed with credit worthy institutions. The Company entered into three interest rate swaps during 2012 in connection with the 2012 Term Loan as described in Note J.

The swaps are derivative financial instruments and are measured using inputs included in the fair value hierarchy under the definitions of Accounting Standards Codification Topic 820, “Fair Value Measurements and Disclosures.” The swaps are each considered a Level 2 derivative; inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs). The effective portion of changes in fair value is recognized in the statement of members’ capital as a component of accumulated other comprehensive loss. The ineffective portion, if any, is recognized as interest expense.

Income Taxes

The Company elected to qualify, and believes it is operating so as to qualify, as a REIT for federal income tax purposes. As a REIT, the Company generally will not be subject to federal income tax to the extent of its distributions to unit holders, and so long as certain asset, income, organizational and ownership tests are met. In applying these requirements, the REIT includes its share of assets held and income derived through an entity treated as a partnership for Federal income tax purposes.

In order for a REIT to qualify and to maintain its qualification as a REIT, two requirements relating to its gross income must be satisfied annually. First, at least 75% of its gross income for each taxable year must consist of defined types of income derived from investments relating to real property or mortgages on real property including “rents from real property”, interest on obligations secured by mortgages on real property or interests in real property, and gains on the sale of such assets. Second, at least 95% of its gross income for each taxable year must consist of defined types of income derived from income that qualify for the 75% income test and other dividends, interest, and gain from the sale or disposition of stock or securities.

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

In addition, to qualify and to maintain its qualification as a REIT, a REIT must satisfy four tests relating to the nature of its assets at the close of each quarter of each taxable year. First, at least 75% of the value of the REIT’s total assets must be represented by cash or cash items (including certain receivables), government securities, and “real estate assets.” The term “real estate assets” includes interests in real property, interest in mortgages on real property and shares of other REITs. Second, the total value of all securities of taxable REIT subsidiaries (or “TRSs”) held by the subsidiary must not exceed 25% of the total value of its assets. Third, the value of any one issuer’s securities owned by a REIT (other than securities included in the 75% asset test or securities of TRSs) must not exceed 5% of the value of its total assets. Fourth, a REIT must not own more than 10% of the total value or total voting power of the outstanding securities of any one issuer (other than securities included in the 75% asset test or securities of TRSs).

Finally, the REIT must distribute annually at least 90% of its net taxable income (with certain modifications and excluding any net capital gain) in order to maintain its status as a REIT. Generally, the REIT is allowed a special deduction for the dividends paid to its unit holders.

If the REIT were to fail to qualify as a REIT in any taxable year, it would be subject to federal income tax (including any applicable alternative minimum tax) on its income at regular corporate rates, and distributions to the REIT unit holders would not be deductible by it in computing its taxable income. The REIT may also be subject to an additional 4% nondeductible excise tax if certain minimum distributions are not paid or deemed paid within the taxable year.

The Company monitors its income and the status of its assets for purposes of the various REIT tests which need to be complied with in order to maintain REIT status. Since the Company is in a loss position for tax purposes, no distributions were required.

The Company’s subsidiaries are comprised of a series of partnerships and domestic single-member limited liability companies, which are disregarded for U.S. tax purposes, three domestic TRS entities taxed as C-corporations and foreign entities further described below. The subsidiaries, excluding the C-corporations and a controlled foreign corporation, are treated as flow-through partnerships for U.S. federal income tax purposes and for most state income tax purposes. As such, the subsidiaries are not liable for U.S. federal income taxes. The Company is directly liable for certain state income and franchise taxes.

During 2011, the Company commenced operations through certain foreign entities in Costa Rica and Mexico. With the exception of one controlled foreign corporation designated as a TRS, these entities are disregarded for U.S. income tax purposes. The foreign entities are responsible for all applicable taxes on foreign operations; however, tax expense (benefit) was not material for the periods ended June 30, 2013 and 2012 (unaudited), or for the year ended December 31, 2012.

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

The Company recognizes uncertain tax positions in its financial statements under the provisions of Accounting Standards Codification (“ASC”) 740-10, “Income Taxes” using a threshold of “more-likely-than-not” for recognition of tax positions taken or expected to be taken in a tax return. ASC 740-10 also provides related guidance on measurement, classification, interest and penalties, and disclosure. The Company believes that it has no material uncertain tax positions as of June 30, 2013 (unaudited) or December 31, 2012, in accordance with ASC 740-10.

The Company files U.S. federal, state, local and foreign income tax returns in jurisdictions with varying statutes of limitations. As of December 31, 2012, the Company’s tax years for 2009, 2010, and 2011 remain subject to examination by the U.S. federal, state, or local tax authorities. With few exceptions, as of December 31, 2012, the Company is no longer subject to U.S. federal, state, or local examinations by tax authorities for years before 2009. The Company has various tax years remaining open to examination in its international tax jurisdictions, including tax returns in Mexico for years 2008 and subsequent years, as well as returns in Costa Rica for years 2010 and subsequent years. In February 2013, GTP was notified by the IRS that its 2011 federal income tax return was selected for examination.

Functional Currency and Foreign Currency Transactions

For domestic and Costa Rica operations, the Company’s functional currency is the United States dollar. Subsidiaries with primary operations in Mexico utilize the Mexican peso as the functional currency. Transactions denominated in a currency other than the Company’s functional currency are translated to the functional currency at the exchange rates prevailing at the transaction dates. Gain or loss is included in other income within the statements of operations and was immaterial for the periods ended June 30, 2013 and 2012 (unaudited), and for the year ended December 31, 2012.

Accounts denominated in currencies other than the Company’s functional currency are translated at the period-end exchange rates for balance sheet items and at the average rates for items within the consolidated statements of operations.

Grants of Equity Units in Subsidiary

From time to time, GTP has awarded Class A, B, or C units in GTP to certain executives as a part of its overall compensation to such executives. The Company estimates the fair value of such awards based upon, among others, distribution provisions of the Company’s limited liability agreement. The more significant assumptions used to determine the per-unit value include an estimated enterprise value of GTP based on market comparables, projected cash flow and earnings. Fair value amounts ascribed to the unit grants, if any, are measured at the date of grant and are recognized as compensation expense in the consolidated statements of operations as the units vest, using the straight-line method over the vesting period. Compensation expense amounts, if any, are included in selling, general and administrative expenses.

C.	Current Accounting Pronouncements

No accounting pronouncements adopted during the six months ended June 30, 2013 or during the year ended December 31, 2012 had a material impact on the Company’s consolidated financial statements. No new accounting pronouncements issued during the year ended December 31, 2012 but not yet adopted are expected to have a material impact on the Company’s consolidated financial statements.

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

D.	Business Combinations

The Company’s business strategy includes the acquisition of income producing towers and related assets, including the assumption of tenant and ground leases.

During the six months ended June 30, 2013, the Company acquired 67 towers, 10 ground lease easements, and 5 properties subject to management agreements for aggregate consideration (excluding acquisition-related costs) of $14,136 (unaudited), net of ground and tenant rent pro-rations of $525 (unaudited). The payments included earn-out obligations of $3,463 (unaudited) made during the six months ended June 30, 2013. During the year ended December 31, 2012, the Company acquired 339 towers, 37 ground lease easements, and 863 properties subject to management agreements for aggregate consideration (excluding acquisition-related costs) of $174,199, net of ground and tenant rent pro-rations of $1,848. The payments included earn-out obligations of $1,313 made during the year ended December 31, 2012. The Company also paid $27,975 in additional earn-out obligations and other contingent consideration relating to a 2011 acquisition during the year ended December 31, 2012.

Certain of the Company’s asset purchase agreements provided for additional purchase price (“earn-outs”) to be paid to the sellers if certain pre-designated tenant leases commence during a limited specified period of time after the acquisition is completed, generally one year or less. As a part of the accounting for these acquisitions, the Company recorded all earn-outs deemed probable. There was a total of $9,222 (unaudited) in earn-outs recognized as liabilities as of June 30, 2013 and $13,289 as of December 31, 2012.

As of June 30, 2013, the Company had asset purchase agreements or letters of intent for the pending acquisition of 213 sites for a combined purchase price of approximately $51,536 (unaudited). As of December 31, 2012, the Company had asset purchase agreements or letters of intent for the pending acquisition of 386 sites for a combined purchase price of approximately $59,171. The closing of any future acquisitions is subject to customary terms and conditions and hence there can be no assurance when or if they will be consummated.

In connection with a 2011 acquisition, the Company was obligated to purchase up to 600 sites at a price commensurate with fair value (including sites completed or in process at the closing date and additional sites developed by the seller or its affiliates) before February 2, 2013 (the “Tower Site Cap”), subject to certain conditions relating to performance. The Company had satisfied this obligation with respect to 392 sites through December 31, 2012. In August 2013, the Company amended this agreement, and is no longer obligated to purchase any additional sites from the seller or its affiliates.

Acquisition Costs

The Company expensed costs for both successful and unsuccessful transactions of $3,086 (unaudited) and $4,321 (unaudited) for the six months ended June 30, 2013 and 2012, respectively, and $7,867 for the year ended December 31, 2012. Acquisition costs are included in selling, general and administrative expenses.

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

E.	Variable Interest Entities

MIPT and TPP were formed as part of Macquarie’s North America Infrastructure funds in 2007 to jointly own MGTPI in connection with their acquisition of GTP. MIPT and TPP are affiliated entities managed by Macquarie Infrastructure Partners, Inc. At December 31, 2012, MIPT owned 53.1% of MGTPI. The Company has determined that MGTPI and its subsidiaries are a VIE because it believes that the members’ economic interests are not proportional to their voting rights under the MGTPI LLC agreement. The Company has determined that MIPT is the primary beneficiary due to the fact that MIPT and TPP are related parties and the fact that MIPT has a greater economic interest in MGTPI.

In January 2013, MIPT and TPP merged, with MIPT as the surviving entity. MIPT issued 88,215.35 common units to the TPP unit holders in exchange for their units of MGTPI on a proportionate basis such that following the merger, TPP’s former unit holders owned 46.9% of MIPT, which then owned 100% of MGTPI. Since MIPT controlled MGTPI at the time of the merger, there was no change in control of MGTPI and the merger has been accounted for as a reclassification of equity as the acquisition of a noncontrolling interest.

F.	Concentration of Credit Risk

The Company’s credit risks consist primarily of accounts receivable with national and local wireless communications providers. The Company performs periodic credit evaluations of its tenants’ financial condition and provides an allowance for doubtful accounts as required based upon factors surrounding the credit risk of specific tenants, historical trends and other information. The Company generally does not require collateral.

The following summarizes the Company’s customers who individually represent over 10% of revenue for the year ended December 31, 2012 and the percentage of total accounts receivable (excluding amounts included in deferred rent receivable) as of December 31, 2012.

	2012
	Revenue	Receivables
AT&T	24%	14%
Sprint-Nextel	16%	6%
Verizon	12%	7%
T-Mobile	12%	7%

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

G.	Property and Equipment

Property and equipment (including assets held under capital leases) consists of the following at June 30, 2013 and December 31, 2012, respectively:

	June 30,	December 31,
	2013	2012
	(Unaudited)
Towers and related components	$821,950	$788,305
Furniture, fixtures, and equipment and leasehold improvements	5,724	5,286
Building	107	107
Land and easements	380,240	378,345

	1,208,021	1,172,043
Less: Accumulated depreciation and amortization	(275,027)	(237,977)

	$932,994	$934,066

Depreciation and amortization expense totaled $37,616 (unaudited) and $35,204 (unaudited) during the six months ended June 30, 2013 and 2012, respectively, and $72,010 during the year ended December 31, 2012.

The Company is a lessee under certain capital leases for which obligations are deemed immaterial at June 30, 2013 (unaudited) and December 31, 2012.

H.	Intangible Assets

Intangible assets consist of the following at June 30, 2013 and December 31, 2012:

	June 30, 2013 (Unaudited)
	Gross
	Carrying	Accumulated	Net Book
	Amount	Amortization	Value
Network intangible	$471,616	$(133,329)	$338,287
In-place operating leases and management contracts	935,363	(337,938)	597,425
Lease origination value	14,576	(7,984)	6,592
Trade name	26,800	—	26,800
Leasehold interest	5,894	(1,756)	4,138
Noncompete agreements	2,400	(400)	2,000

Balances at end of period	$1,456,649	$(481,407)	$975,242

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

	2012
	Gross
	Carrying	Accumulated	Net Book
	Amount	Amortization	Value
Network intangible	$470,492	$(117,494)	$352,998
In-place operating leases and management contracts	932,684	(305,725)	626,959
Lease origination value	12,937	(6,763)	6,174
Trade name	26,800	—	26,800
Leasehold interest	5,894	(1,567)	4,327
Noncompete agreements	2,400	(400)	2,000

Balances at end of year	$1,451,207	$(431,949)	$1,019,258

Amortization of intangible assets totaled $50,728 (unaudited) and $47,566 (unaudited) during the six months ended June 30, 2013 and 2012, respectively, and $97,546 during the year ended December 31, 2012. Future estimated amortization expense on the Company’s intangible amortizable assets as of December 31, 2012 is as follows:

Years Ending
2013	$102,590
2014	97,911
2015	93,079
2016	91,627
2017	89,821
Thereafter	515,430

$990,458

I.	Fair Value Measurements

The carrying values of the Company’s financial instruments that approximate fair value due to the short maturity of those instruments primarily include cash and cash equivalents, restricted cash, accounts receivable, and accounts payable.

Items Measured at Fair Value on a Nonrecurring Basis

The Company’s long-lived assets (Note B) and intangibles are measured at fair value on a nonrecurring basis using Level 3 inputs. Level 3 valuations rely on unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. The Company considers many factors and makes certain assumptions when making this assessment, including but not limited to: general market and economic conditions, historical operating results, geographic location, lease-up potential and expected timing of lease-up. The fair value of the long-lived assets and intangibles is calculated using a discounted cash flow model.

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

Fair Value of Financial Instruments

The following table reflects fair values and carrying values of the Company’s debt instruments as of as of June 30, 2013 (unaudited) and December 31, 2012 (Note J):

	June 30,		December 31,
	2013		2012
	(Unaudited)
		Carrying		Carrying
	Fair Value	Value	Fair Value	Value
5.17% 2010-1 Mortgage-Backed Notes	$256,230	$250,000	$263,125	$250,000
3.9671% 2011-1 Mortgage-Backed Notes	72,569	70,000	74,970	70,000
5.135% 2011-2 Mortgage-Backed Notes	670,780	645,000	689,090	645,000
2.88% 2013-1 Mortgage-Backed Notes	234,692	245,000	—	—
July 2011 Revolving Credit Facility	108,500	108,500	208,500	208,500
February 2012 Term Loan	32,600	32,600	32,600	32,600
4.709% 2012-1 and 2012-2 Mortgage- Backed Notes	290,635	279,795	302,482	280,409

The Company determines the fair value of its fixed rate debt instruments utilizing various Level 2 sources including quoted prices and indicative quotes (non-binding quotes) from brokers that require judgment to interpret market information including implied credit spreads for similar borrowings on recent trades or bid/ask prices.

Management estimates that the fair value of its 2012 Term Loan and July 2011 Revolving Credit Facility at June 30, 2013 and December 31, 2012 approximate their carrying values as the facilities are tied to variable interest rates comparable to current market rates. In addition, the Company believes current credit spreads on these facilities are comparable to market rates.

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

J.	Debt

Outstanding debt consists of the following at June 30, 2013 and December 31, 2012:

	Original Issue Date	Contractual Maturity Date	Anticipated Repayment Date	Outstanding Balance as of June 30, 2013	Outstanding Balance as of December 31, 2012	Interest Rate as of December 31, 2012	Interest Rate as of June 30, 2013
				(Unaudited)			(Unaudited)
Bank debt—variable rate:
2011 Revolver Global Tower Holdings, LLC	July 2011	June 2016	—	$108,500	$208,500	4.26%	3.78%
2012 Term Loan GTP Torres, CR, S.R.L.	Feb 2012	Feb 2019	—	32,600	32,600	5.81%	5.77%

Total bank debt				141,100	241,100

Securitized debt—fixed rate:
2010-1 Mortgage-backed notes GTP Towers Issuer, LLC	Feb 2010	Feb 2040	February 2015	250,000	250,000	5.17%	5.17%
2011-1 Mortgage-backed notes GTP Acquisition Partners I, LLC	March 2011	June 2041	June 2016	70,000	70,000	3.97%	3.97%
2011-2 Mortgage-backed notes GTP Acquisition Partners I, LLC	July 2011	June 2041	June 2016	645,000	645,000	5.14%	5.14%
2012-1&2 Mortgage-backed notes GTP Cellular Sites, LLC	Feb 2012	March 2042	March 2017 & March 2019	279,795	280,409	4.71%	4.71%
2013-1 Mortgage-backed notes GTP Acquisition Partners I, LLC	April 2013	May 2043	May 2018	245,000	—	—	2.88%

Total securitized debt				1,489,795	1,245,409

Total debt outstanding, net of discount				1,630,895	1,486,509
Less: Current portion of mortgage-backed notes				(2,820)	(2,115)

Non-current portion of long term debt				$1,628,075	$1,484,394

The mortgage-backed notes have contractual maturity dates and Anticipated Repayment Dates (“ARD”), as defined, which are both listed above. If the notes are not paid in full at or prior to the ARD, additional interest will accrue on the outstanding principal balance of the notes and the principal balance will begin to amortize on a monthly basis, based on Excess Cash Flow, as defined, on the ARD.

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

The Company’s future principal payment obligations (based on outstanding debt as of June 30, 2013 and assuming the mortgage-backed notes are repaid at their respective ARD dates) are as follows:

Years Ending
2013	1,409
2014	2,820
2015	258,603
2016	835,253
2017	101,857
Thereafter	432,453

1,632,395
Less: Unamortized discount on mortgage-backed notes	(1,500)

$1,630,895

The carrying amounts of assets pledged as collateral as of June 30, 2013 and December 31, 2012 are as follows:

Borrower/Issuer	June 30, 2013	December 31, 2012
	(Unaudited)
Global Tower Holdings, LLC	$1,411,951	$1,449,939
GTP Torres, CR, S.R.L.	85,129	81,453
GTP Towers Issuer, LLC	298,582	312,090
GTP Acquisition Partners I, LLC	926,965	805,751
GTP Cellular Sites, LLC	347,973	359,933

The various mortgage-backed notes issued by the Company’s subsidiaries require that the subsidiaries fund and maintain certain cash reserve accounts. These cash reserve accounts are held by the trustees of the notes for the benefit of the note holders. The reserves are required under the terms of the indentures governing the notes and relate to amounts received or due from tenants related to future periods, property taxes, insurance, ground rent, certain expenses and debt services where applicable. Restricted cash balances as of June 30, 2013 and December 31, 2012 were as follows:

Borrower/Issuer	June 30, 2013	December 31, 2012
	(Unaudited)
GTP Torres, CR, S.R.L.	$6,589	$5,964
GTP Towers Issuer, LLC	4,482	3,262
GTP Acquisition Partners I, LLC	17,700	9,535
GTP Cellular Sites, LLC	4,263	4,911

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

The notes also require the subsidiaries to each maintain a Debt Service Coverage Ratio (“DSCR”), as defined, of at least 1.3 as of the end of each calendar quarter. If the subsidiaries do not maintain the required DSCR, mandatory repayments of principal are required.

Interest Expense

Interest expense consists of interest incurred less amounts capitalized related to the development of new towers or tower improvements. The significant components of interest expense for the six months ended June 30, 2013 and 2012, and the year ended December 31, 2012 are as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012
	(Unaudited)
Interest expense on debt obligations	$37,154	$34,163	$69,818
Amortization of deferred financing costs	3,420	3,386	6,555
Amortization of debt discount on mortgage-backed securities	92	65	170
Unused commitment fees and other loan fees	92	237	364
Less: Capitalized interest	(287)	(153)	(367)

Total interest expense	$40,471	$37,698	$76,540

K.	Deferred Financing Costs

Deferred financing costs consist of the amounts below and relate to the Company’s Mortgage-Backed Notes, Revolving Credit Facility, Term Loan and Secured Cellular Revenue Notes at June 30, 2013 and December 31, 2012.

	June 30, 2013	December 31, 2012
	(Unaudited)
Deferred financing costs	$39,897	$33,768
Less: Accumulated amortization	(14,070)	(10,651)

	$25,827	$23,117

Amortization expense of deferred financing costs, which is included in interest expense, was $3,420 (unaudited) and $3,386 (unaudited) in the six months ended June 30, 2013 and 2012, respectively, and $6,555 in the year ended December 31, 2012.

As also described above, in 2012, the Company’s subsidiary repaid amounts outstanding under the 2011 Secured Tower Revenue Notes and recognized a loss on early extinguishment of debt of $9,317 related to unamortized deferred financing costs.

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

L.	Derivative Instruments

The Company’s subsidiaries entered into interest rate swap agreements to manage future interest rate exposure of their floating rate debt obligations. Under these agreements, the subsidiaries were exposed to credit risk to the extent that the counterparty failed to meet the terms of a contract. Such exposure was limited to the current value of the contract at the time the counterparty failed to perform. The Company believes its contracts were placed with credit worthy institutions.

The Company’s subsidiaries entered into the following derivative financial instruments to manage future interest rate exposure:

•

Three interest rate swap agreements to manage future interest rate exposure under the 2012 Term Loan (described in Note J above). The swaps were designated and accounted for as cash flow hedges. The three swaps have a total notional amount of $42,000 and provided that the Company pay a fixed benchmark interest rate ranging from 1.62% to 2.41% and receive variable interest at the three-month LIBOR rate over the term of the swaps which mature on the earlier of termination of the underlying debt or February 16, 2019. The total fair value of the three interest rate swap agreements at June 30, 2013 was a liability of $587 (unaudited) and at December 31, 2012 was a liability of $1,538, and these amounts are included in the accompanying consolidated balance sheets as interest rate swap liability and accumulated other comprehensive income (loss) within equity.

M.	Leases

Tenant Leases

The annual minimum lease payments to be received for tower or rooftop space and ground leases with carrier and tower operators under noncancelable operating leases in effect as of December 31, 2012 for the terms currently exercised by the tenants excluding renewal options are as follows:

Years Ending
2013	$292,464
2014	270,748
2015	241,004
2016	207,850
2017	183,730
Thereafter	559,047

$1,754,843

Most of the Company’s leases provide for renewal, generally at the tenant’s option, at varying escalations, which are usually either fixed in rate or tied to Consumer Price Index (“CPI”) increases. Fixed rate escalations and fixed amount escalations during the current lease term have been included in the table disclosed above; however, future rental revenues from unexercised renewal periods are not included above.

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

Ground and Office Leases

The Company is obligated under various noncancelable operating leases for ground under its tower assets, master leases on rooftop sites, office space, and office equipment that expire at various times through the year 2130. The annual minimum lease payments due under noncancelable operating leases in effect as of December 31, 2012, including available renewal terms expected to be exercised by the Company are as follows:

Years Ending
2013	$37,066
2014	37,827
2015	38,818
2016	39,915
2017	40,289
Thereafter	1,134,875

$1,328,790

Most of the Company’s leases provide for renewal at varying escalations, which are usually fixed in rate, fixed in amount or tied to increases in the CPI. Fixed rate escalations and fixed amount escalations have been included in the table above.

Rent expense for operating leases, including the effects of straight-line expense recognition, was $28,537 (unaudited) and $25,761 (unaudited) for the six months ended June 30, 2013 and 2012, respectively, and $53,246 for the year ended December 31, 2012. Of the June 30, 2013 and 2012 expense, and for the year ended December 31, 2012, $28,041 (unaudited), $25,333 (unaudited), and $52,349, respectively, relates to ground leases under the Company’s towers and is included in the cost of site leasing. The remainder is included in selling, general and administration expenses. Rent expense on ground leases includes an immaterial amount which is contingent on various criteria such as the number of tenants on a tower or the amount of revenue collected from tenants on the tower.

N.	Equity

At June 30, 2013, there were 191,079.34 (unaudited) common units outstanding and at December 31, 2012 there were 100,000 common units outstanding.

On January 24, 2013, the Company issued 88,215.35 (unaudited) common units to the unit holders of TPP in connection with the Merger. On January 28, 2013, the Company issued 1,718.39 (unaudited) common units to an unrelated party for approximately $20,000 (unaudited). On March 26, 2013, the Company issued 1,145.6 (unaudited) common units to an unrelated party for approximately $13,600 (unaudited). These sales were in conjunction with the sale of a minority interest in the Company by itself and existing unit holders. The Company incurred equity offering costs of approximately $4,500 (unaudited) which were offset against the equity sale proceeds in the six months ended June 30, 2013. As of December 31, 2012, the Company had incurred equity offering costs of approximately $2,535 included in prepaid expenses and other current assets in the accompanying consolidated balance sheet at December 31, 2012.

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

The Company has also authorized and issued 125 preferred membership interests units (“PMI”) as 12.5% class A cumulative redeemable non-voting PMI’s. Each holder of the outstanding PMI’s shall be entitled to receive, when authorized by the Board, cumulative cash distributions at the rate of 12.5% per annum of the total of $1 per PMI plus all accumulated and unpaid distributions thereon. The PMI’s, with respect to distribution and redemption rights and rights upon liquidation, dissolution or winding up of the Company, rank senior to the common units of the Company. The Company may redeem some or all of the PMI’s for cash at a redemption price equal to $1 per unit plus all accrued and unpaid distributions. The PMI holders in the Company do not participate in the operations of the Company; rather they are paid a preferred annual return. For the six months ended June 30, 2013 $7 (unaudited) was paid in dividends to the preferred unit holders. For the year ended December 31, 2012 $16 was paid in dividends to the preferred unit holders.

GTP Members Capital

As of December 31, 2012, GTP’s Limited Liability Company Agreement (“the GTP LLC Agreement”) provided for three classes of membership interests: Class A, Class B, and Class C. The agreement, as amended, authorized an unlimited number of Class A units (123,980 issued and outstanding as of December 31, 2012), 100,000 Class B units (82,500 issued and outstanding as of December 31, 2012), and 50,000 Class C units (41,750 issued and outstanding as of December 31, 2012). The Class B and Class C membership interests have no voting power in any matters relating to the Company or its operations.

The Class A members have the right, but not the obligation, to make additional cash capital contributions as approved or authorized by the Board. Capital contributions are generally made based upon each member’s proportionate share of ownership. As GTP is a limited liability company, the liability of the members is limited to their investment in the GTP. Distributions are made under various defined liquidity events in order of priority as defined in the GTP LLC Agreement.

On January 28, 2013, GTP amended and restated its GTP LLC Agreement. The GTP LLC Agreement, as amended, provides for three Series of membership interests: Series A, Series B, and Series C. The LLC agreement, as amended, authorizes an unlimited number of units of Series A, 500,000 units of Series B and 1,000,000 units of Series C. In addition, certain distribution provisions under defined liquidity events were amended. In conjunction with the amendment, previously issued Series B units were converted into 2,154 Series A units and previously issued Series C units were forfeited. Vesting of the new units was not modified. The unit conversion was accounted for as a modification of a stock award, resulting in a non-cash compensation expense for vested awards of approximately $10,681 (unaudited) in the six months ended June 30, 2013. Approximately $990 (unaudited) of stock compensation expense for non-vested awards will be expensed over the remaining vesting period through 2015. Stock compensation related to the modification represents the increase in the fair value of the awards before and after the modification using option pricing models. See below for assumptions used to measure fair value.

On January 28, 2013, GTP repurchased 160 Series A (unaudited) units from key executives for approximately $2,900 (unaudited). On March 26, 2013, GTP repurchased 172 Series A (unaudited) units from key executives for approximately $3,100 (unaudited).

Grants of Units to Executives

Prior to 2012, GTP granted Class B and Class C units to certain key executives. No monies are required to be paid by the award recipients. The Class B and C units vest ratably over a 4-year period based on anniversary of grant date, subject to certain accelerated vesting upon change in control. Unvested units are forfeited in the event of the executive’s termination of employment with GTP.

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

The following summarizes Class B and Class C units granted for the year ended December 31, 2012. No units were redeemed or forfeited in 2012.

	B Units	C Units
Issued and outstanding at December 31, 2011	82,500	41,750
Granted	—	—

Issued and outstanding at December 31, 2012	82,500	41,750

Vested, December 31, 2012	70,250	35,250

As noted above, in conjunction with the amendment of the GTP LLC Agreement, previously issued Series B units were converted into 2,154 Series A units and previously issued Series C units were forfeited. In addition, GTP issued 500,000 (unaudited) and 990,000 (unaudited) new Series B and C units, respectively, to key executives. The units vest as follows: 20% on the grant date of January 28, 2013 and 20% each year thereafter through December 31, 2016.

GTP estimates the fair value of units granted on the date of grant using an option pricing methodology based on the distribution provisions of GTP’s LLC Agreement. The following assumptions were used to determine the grant date fair value for units granted during the six months ended June 30, 2013 (unaudited):

Risk-free interest rate	0.45%
Expected term (years)	3
Volatility	17.00%
Expected dividends	0.00%

Stock based compensation expense related to these unit grants was $3,633 (unaudited) during the six months ended June 30, 2013. As of June 30, 2013, total unrecognized compensation expense related to the unvested units was $8,479 (unaudited).

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

The following summarizes Class B and Class C units granted, modified or forfeited for the six months ended June 30, 2013 (unaudited).

	B Units	C Units
Issued and outstanding at December 31, 2012	82,500	41,750
Converted into 2,154 A units	(82,500)	—
Forfeited	—	(41,750)
Granted	500,000	990,000

Issued and outstanding at June 30, 2013	500,000	990,000

Vested, June 30, 2013	100,000	198,000

O.	Commitments and Contingencies

Litigation

From time to time, the Company is involved in legal claims and actions, regulatory matters and other notices and demand proceedings, arising in the ordinary course of the business. While it is not possible to predict or determine the outcome of any such matters, in the opinion of the Company’s management, based on a review with legal counsel, any losses resulting from these matters are not expected to have a material adverse impact on the Company’s financial position, results of operations or cash flows.

401(k) Plan

GTP has established a 401(k) plan that covers substantially all employees. To participate in the plan, employees must be at least 21 years old and have been employed for at least six months. During the six months ended June 30, 2013 and 2012 and the year ended December 31, 2012, the Company contributed $253 (unaudited) and $181 (unaudited), and $383, respectively, to the plan pursuant to matching contributions.

P.	Related Party Transactions

In 2011, the Company made a 10% co-investment of $4,317 with a fund managed by an affiliate of the Company’s major shareholder that is investing in tower assets in Mexico, which has been accounted for under the cost method. At December 31, 2012, the balance of the investment was $3,701 and is included in other assets in the accompanying consolidated balance sheets. There was no change in the carrying value as of June 30, 2013 (unaudited).

Q.	Income Taxes

The income tax provision for the six months ended June 30, 2013 and 2012, and for the year ended December 31, 2012, which is recorded as a part of other expense, is a net tax provision (benefit) of $15 (unaudited), $104 (unaudited), and $(45), respectively. It is comprised of a current expense of approximately $269 (unaudited), $270 (unaudited), and $460, respectively, and a deferred tax benefit in the same periods of approximately $(254) (unaudited), $(166) (unaudited), and $(505), respectively.

MIP Tower Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2013 (Unaudited) and 2012 (Unaudited) and

for the Year Ended December 31, 2012

(dollars in thousands)

R.	Noncontrolling Interests

As discussed in Note A, noncontrolling interests are held in certain of MIPT’s subsidiaries. Prior to the Merger, TPP held a noncontrolling interest in MGTPI. In addition, certain members of the management of GTP hold a minor noncontrolling interest in GTP.

The following summarizes the noncontrolling interests held by others in the Company’s subsidiaries at June 30, 2013 and December 31, 2012:

	June 30, 2013	December 31, 2012
	(Unaudited)
MGTPI	$—	$407,643
GTP	7,850	207

	$7,850	$407,850

The following summarizes the noncontrolling interests loss recognized by others with respect to the Company’s subsidiaries for the six months ended June 30, 2013 and 2012, and the year ended December 31, 2012:

	June 30,		December 31,
	2013	2012	2012
	(Unaudited)
MGTPI	$2,466	$22,605	$40,187
GTP	1,123	584	1,039

	$3,589	$23,189	$41,226

S.	Subsequent Events

The Company has performed an evaluation of subsequent events through October 1, 2013, which is the date the financial statements were issued.

On September 6, 2013, the Company entered into a definitive agreement to sell 100% of its outstanding common membership interests to a subsidiary of American Tower Corporation (NYSE: AMT) for a total purchase price of approximately $4,800,000, subject to customary adjustments. The transaction closed on October 1, 2013. Prior to the sale, the Company distributed its Mexican subsidiaries to its unit holders. As of June 30, 2013 and for the period then ended, the Company’s Mexican business represented approximately 1.63% (unaudited) and 1.29% (unaudited) of its consolidated assets and revenue, respectively.